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Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 26, 2002 relating to the financial statements and financial statement schedule of Integrated Circuit Systems, Inc., which appears in Integrated Circuit Systems, Inc.'s Annual Report on Form 10-K for the year ended June 29, 2002.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
February 7, 2003